Exhibit 99.4

American Homes 4 Rent, L.P. and Subsidiaries
Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and related notes appearing in Exhibit 99.3 of this Current Report on Form 8-K. This discussion contains forward-looking statements based upon our current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

American Homes 4 Rent, L.P., a Delaware limited partnership, and its consolidated subsidiaries (the "Operating Partnership," the "OP," "we," "our" and "us") is focused on acquiring, renovating, leasing and operating single-family homes as rental properties. We commenced operations in November 2012 to continue the investment activities of American Homes 4 Rent LLC ("AH LLC"), which was founded by our chairman, B. Wayne Hughes, in 2011 to take advantage of the dislocation in the single-family home market. Effective August 31, 2016, AH LLC was liquidated and its ownership interests in the Operating Partnership were distributed to its members. The sole general partner of the Operating Partnership is American Homes 4 Rent ("AH4R," or the "General Partner"), a Maryland real estate investment trust ("REIT") formed on October 19, 2012. The Operating Partnership is the entity through which AH4R conducts substantially all of its business and owns, directly or through subsidiaries, substantially all of its assets. References to “the Company” mean collectively AH4R, the Operating Partnership and those entities/subsidiaries owned or controlled by AH4R and/or the Operating Partnership.

As of June 30, 2017, we owned 48,982 single-family properties, in selected sub-markets of metropolitan statistical areas ("MSAs") in 22 states, including 582 properties held for sale, of which 446 properties were former American Residential Properties, Inc. ("ARPI") properties, compared to 48,422 single-family properties in 22 states, including 1,119 properties held for sale, as of December 31, 2016, and 48,038 single-family properties in 22 states, including 1,582 properties held for sale, as of June 30, 2016. As of June 30, 2017, we had commitments to acquire an additional 354 single-family properties for an aggregate purchase price of approximately $73.1 million. As of June 30, 2017, 46,089, or 95.2%, of our total properties (excluding held for sale properties) were leased, compared to 44,798, or 94.7%, of our total properties (excluding held for sale properties) as of December 31, 2016, and 44,729, or 96.3%, of our total properties (excluding held for sale properties) as of June 30, 2016. As of June 30, 2017, our portfolio of single-family properties was internally managed through our proprietary property management platform.

Our Properties and Key Operating Metrics

The following table provides a summary of our single-family properties as of June 30, 2017:

Market	Number of Single-family Properties (1)	% of Total Single-family Properties	Avg. Gross Book Value per Property	Avg. Sq. Ft.	Avg. Property Age (years)	Avg. Year Purchased
Dallas-Fort Worth, TX	4,341	9.0%	$162,003	2,121	13.6	2014
Atlanta, GA	4,191	8.7%	164,411	2,107	16.2	2014
Houston, TX	3,151	6.5%	162,836	2,114	11.6	2014
Charlotte, NC	3,056	6.3%	178,639	2,049	13.9	2014
Indianapolis, IN	2,897	6.0%	151,247	1,934	14.8	2013
Phoenix, AZ	2,770	5.7%	162,023	1,815	14.7	2014
Nashville, TN	2,506	5.2%	200,576	2,103	13.1	2014
Greater Chicago area, IL and IN	2,033	4.2%	180,530	1,896	15.8	2013
Cincinnati, OH	1,975	4.1%	172,482	1,849	15.1	2013
Raleigh, NC	1,919	4.0%	177,592	1,850	12.7	2014
All Other (2)	19,561	40.3%	177,866	1,897	14.2	2014
Total / Average	48,400	100.0%	$172,905	1,963	14.2	2014

(1)	Excludes 582 held for sale properties as of June 30, 2017.

(2)	Represents 32 markets in 19 states.

The following table summarizes certain key leasing metrics as of June 30, 2017:

	Total Single-family Properties (1)
Market	Leased Percentage (2)	Occupancy Percentage (2)	Avg. Contractual Monthly Rent Per Property (2)	Avg. Original Lease Term (months) (2)	Avg. Remaining Lease Term (months) (2)	Avg. Blended Change in Rent (3)
Dallas-Fort Worth, TX	95.6%	94.4%	$1,649	11.9	6.2	5.1%
Atlanta, GA	95.7%	94.8%	1,448	12.0	6.6	6.0%
Houston, TX	93.7%	91.7%	1,592	12.7	6.6	1.4%
Charlotte, NC	92.8%	91.3%	1,490	12.0	6.5	4.8%
Indianapolis, IN	97.1%	95.6%	1,340	12.8	7.0	4.2%
Phoenix, AZ	98.2%	97.6%	1,221	12.4	6.6	6.7%
Nashville, TN	93.4%	92.2%	1,642	12.1	6.5	4.4%
Greater Chicago area, IL and IN	96.7%	95.7%	1,768	13.1	7.3	3.7%
Cincinnati, OH	96.5%	95.1%	1,511	12.6	7.1	3.8%
Raleigh, NC	95.8%	94.2%	1,439	12.0	6.5	4.0%
All Other (4)	94.9%	93.7%	1,513	12.2	6.5	4.4%
Total / Average	95.2%	94.0%	$1,510	12.2	6.6	4.4%

(1)	Leasing information excludes held for sale properties.

(2)	Leased percentage, occupancy percentage, average contractual monthly rent per property, average original lease term and average remaining lease term are reflected as of period end.

(3)
Average blended change in rent represents the percentage change in rent on all non-month-to-month lease renewals and re-leases during the second quarter of 2017, compared to the annual rent of the previously expired non-month-to-month lease for each individual property.

(4)	Represents 32 markets in 19 states.

Factors That Affect Our Results of Operations and Financial Condition

Our results of operations and financial condition are affected by numerous factors, many of which are beyond our control. Key factors that impact our results of operations and financial condition include our ability to identify and acquire properties; our pace of property acquisitions; the time and cost required to gain access to the properties and then to renovate and lease a newly acquired property at acceptable rental rates; occupancy levels; rates of tenant turnover; the length of vacancy in properties between tenant leases; our expense ratios; our ability to raise capital; and our capital structure.

Property Acquisitions and Dispositions

Since our formation, we have rapidly but systematically grown our portfolio of single-family homes. Our ability to identify and acquire single-family homes that meet our investment criteria is impacted by home prices in our target markets, the inventory of properties available-for-sale through our acquisition channels, competition for our target assets and our available capital. Additionally, opportunities from new construction acquisition channels are impacted by the availability of undeveloped land assets and inventory of homes currently under construction or newly developed. Our level of acquisition activity has fluctuated based on the number of suitable investments and the level of capital available to invest. During the six months ended June 30, 2017, our total portfolio increased by 560 homes, including 697 homes acquired through broker acquisitions, 431 homes acquired through trustee acquisitions and 65 homes acquired through new construction acquisitions, offset by 633 homes sold or rescinded, of which 565 properties were former ARPI properties. Rescinded properties represent properties for which the sale has been unwound, as in certain jurisdictions, our purchases of single-family properties at foreclosure and judicial auctions are subject to the right of rescission, which is generally caused by the borrower filing for bankruptcy. Additionally, from July 1, 2017, through August 31, 2017, the Company took our initial delivery of 13 homes developed through our internal construction program.

Property Operations

The acquisition of properties involves expenditures in addition to payment of the purchase price, including property inspections, closing costs, liens, title insurance, transfer taxes, recording fees, broker commissions, property taxes and homeowner association (“HOA”) fees, when applicable. In addition, we typically incur costs between $10,000 and $25,000 to renovate a home to prepare it for rental. Renovation work varies, but may include paint, flooring, carpeting, cabinetry, appliances, plumbing hardware and other items required to prepare the home for rental. The time and cost involved in initially accessing our homes to prepare them for rental can impact our financial performance and varies among properties based on several factors, including the source of acquisition channel, whether the property is located in a judicial or non-judicial foreclosure state, if applicable, and whether or not the home is occupied at the time of acquisition. This process of finalizing the acquisition and gaining initial access to the home can range from immediate access to multiple months and, on average, takes approximately 20 to 30 days. Additionally, after gaining access to the home, the time to renovate a property can vary significantly among properties and is most impacted by the age and condition of the property. On average, it takes approximately 50 to 70 days to complete the renovation process after gaining initial access to the home. Our operating results are also impacted by the amount of time it takes to market and lease a property, which can vary greatly among properties, and is impacted by local demand, our marketing techniques and the size of our available inventory. On average, it takes approximately 20 to 40 days to lease a property after completing the renovation process. Lastly, our operating results are impacted by the length of stay of our tenants and the amount of time it takes to prepare and re-lease a property after a tenant vacates. This process, which we refer to as "turnover," is impacted by numerous factors, including the condition of the home upon move-out of the previous tenant, and by local demand, our marketing techniques and the size of our available inventory at the time of the turnover. On average, it takes approximately 45 to 55 days to complete the turnover process.

Revenue

Our revenue is derived primarily from rents collected under lease agreements with tenants for our single-family properties. These include short-term leases that we enter into directly with our tenants, which typically have a term of one year. Our rental rates and occupancy levels are affected by macroeconomic factors and local and property-level factors, including market conditions, seasonality and tenant defaults, and the amount of time it takes to renovate and re-lease properties when tenants vacate. Additionally, our ability to collect revenues and related operating results are impacted by the credit worthiness and quality of our tenants. On average, our tenants have household incomes ranging from $70,000 to $100,000 and primarily consist of families with approximately two adults and one or more children.

In addition to rental revenues, we receive fees and other reimbursements, referred to as "tenant charge-backs," from our tenants, which are primarily designed to recover costs for certain items, such as utilities, damages and maintenance. In accordance with U.S. generally accepted accounting principles ("GAAP"), these fees and tenant charge-backs are presented gross in the condensed consolidated statements of operations.

As our total portfolio occupancy is now essentially stabilized, our ability to maintain and grow revenues will be dependent on our ability to retain tenants and increase rental rates. We believe that our platform will allow us to achieve strong tenant retention and rental rate increases. The average increase in rent for renewals was 3.2% and 4.1% and the average increase in rent for re-leases was 5.2% and 6.3% for the six months ended June 30, 2017 and 2016, respectively. Based on our Same-Home population of properties, we experienced turnover rates of 20.6% and 21.3% for the six months ended June 30, 2017 and 2016, respectively.

Property Operating Expenses

Once a property is available for lease, which we refer to as "rent-ready," we incur ongoing property-related expenses, primarily HOA fees (when applicable); property taxes; insurance; marketing expenses; repairs and maintenance; and turnover costs, which may not be subject to our control.

Property Management Expenses

As we internally manage our portfolio of single-family properties through our proprietary property management platform, we incur costs such as salary expenses for property management personnel, lease expenses and operating costs for property management offices and technology expenses for maintaining the property management platform. As part of developing our property management platform, we have made significant investments in our infrastructure, systems and technology. We believe that these investments will enable our property management platform to become more efficient over time, especially as our portfolio grows in size. Also included in property management expenses is noncash share-based compensation expense related to centralized and field property management employees.

Seasonality

We believe that our business and related operating results will be impacted by seasonal factors throughout the year. In particular, we have experienced higher levels of tenant move-outs and move-ins during the late spring and summer months, which impacts both our rental revenues and related turnover costs. Further, our property operating costs are seasonally impacted in certain markets for expenses such as HVAC repairs, turn costs and landscaping expenses during the summer season.

General and Administrative Expense

General and administrative expense primarily consists of corporate payroll and personnel costs, trustees’ and officers’ insurance expenses, audit and tax fees, state taxes, trustee fees and other expenses associated with our corporate and administrative functions. Also included in general and administrative expense is noncash share-based compensation expense related to corporate administrative employees.

Results of Operations

Net loss attributable to common unitholders totaled $2.0 million, or a $0.01 loss per basic and diluted unit, for the six months ended June 30, 2017, compared to a net loss attributable to common unitholders of $17.0 million, or a $0.06 loss per basic and diluted unit, for the six months ended June 30, 2016. This improvement was primarily attributable to higher revenues and lower acquisition fees and costs expensed, partially offset by increases in property operating expenses and preferred distributions, as well as a gain on the conversion of Series E convertible units into Series D convertible units in the first quarter of 2016.

As we continue to grow our portfolio with a portion of our homes still recently acquired and / or renovated, we distinguish our portfolio of homes between Same-Home properties, Non-Same-Home and Other properties and Former ARPI properties in evaluating our operating performance. We classify a property as Same-Home if it has been stabilized longer than 90 days prior to the beginning of the earliest period presented under comparison and if it has not been classified as held for sale or taken out of service as a result of a casualty loss, which allows the performance of these properties to be compared between periods. Single-family properties that we acquire individually (i.e., not through a bulk purchase) are classified as either stabilized or non-stabilized. A property is classified as stabilized once it has been renovated or newly constructed and then initially leased or available for rent for a period greater than 90 days. Properties acquired through a bulk purchase are considered stabilized, as an entire group, provided (1) we have owned them for an adequate period of time to allow for complete on-boarding to our operating platform, and (2) a substantial portion of the properties have experienced tenant turnover at least once under our ownership, providing the opportunity for renovations and improvements to meet our property standards. We classify a property as Former ARPI if it was acquired through the merger with ARPI (the "ARPI Merger"), and is not classified as held for sale as of the end of the current period. All other properties, including those classified as held for sale, are classified as Non-Same-Home and Other.

One of the primary financial measures we use in evaluating the operating performance of our single-family properties is Core Net Operating Income (“Core NOI”), which we also present separately for our Same-Home portfolio. Core NOI is a supplemental non-GAAP financial measure that we define as core revenues, which is calculated as rents and fees from single-family properties, net of bad debt expense, less core property operating expenses, which is calculated as property operating and property management expenses, excluding noncash share-based compensation expense, expenses reimbursed by tenant charge-backs and bad debt expense.

Core NOI also excludes (1) noncash fair value adjustments associated with remeasuring our participating preferred units derivative liability to fair value, (2) noncash gain or loss on conversion of convertible units, (3) gain or loss on early extinguishment of debt, (4) gain or loss on sale of single-family properties and other, (5) depreciation and amortization, (6) acquisition fees and costs expensed incurred with recent business combinations and the acquisition of individual properties, (7) noncash share-based compensation expense, (8) interest expense, (9) general and administrative expense, (10) other expenses and (11) other revenues. We consider Core NOI to be a meaningful financial measure because we believe it is helpful to investors in understanding the operating performance of our single-family properties without the impact of certain operating expenses that are reimbursed through tenant charge-backs. We further adjust Core NOI for our Same-Home portfolio by subtracting capital expenditures to calculate Same-Home Core NOI After Capital Expenditures, which we believe is a meaningful supplemental non-GAAP financial measure because it more fully reflects our operating performance after the impact of all property-level expenditures, regardless of whether they are capitalized or expensed.

Core NOI and Same-Home Core NOI After Capital Expenditures should be considered only as supplements to net income or loss as a measure of our performance and should not be used as measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. Additionally, these metrics should not be used as substitutes for net income (loss) or net cash flows from operating activities (as computed in accordance with GAAP).

Comparison of the Six Months Ended June 30, 2017, to the Six Months Ended June 30, 2016

The following table presents a summary of Core NOI for our Same-Home properties, Non-Same-Home and Other properties, Former ARPI properties and total properties for the six months ended June 30, 2017 and 2016 (in thousands):

	For the Six Months Ended June 30, 2017
	Same-Home Properties (1)	% of Core Revenue	Non-Same- Home and Other Properties	% of Core Revenue	Former ARPI Properties	% of Core Revenue	Total Properties	% of Core Revenue
Rents from single-family properties	$315,951		$28,984		$60,820		$405,755
Fees from single-family properties	3,857		592		845		5,294
Bad debt expense	(2,210)		(252)		(381)		(2,843)
Core revenues	317,598		29,324		61,284		408,206

Property tax expense	56,504	17.8%	5,821	19.9%	11,109	18.1%	73,434	18.0%
HOA fees, net (2)	5,979	1.9%	562	1.9%	1,444	2.4%	7,985	2.0%
R&M and turnover costs, net (2)	21,602	6.8%	2,466	8.4%	3,914	6.4%	27,982	6.9%
Insurance	2,987	0.9%	363	1.2%	514	0.8%	3,864	0.9%
Property management expenses, net (3)	24,490	7.7%	2,259	7.7%	4,726	7.7%	31,475	7.7%
Core property operating expenses	111,562	35.1%	11,471	39.1%	21,707	35.4%	144,740	35.5%

Core Net Operating Income	$206,036	64.9%	$17,853	60.9%	$39,577	64.6%	$263,466	64.5%

	For the Six Months Ended June 30, 2016
	Same-Home Properties (1)	% of Core Revenue	Non-Same- Home and Other Properties	% of Core Revenue	Former ARPI Properties (4)	% of Core Revenue	Total Properties	% of Core Revenue
Rents from single-family properties	$304,600		$18,230		$38,656		$361,486
Fees from single-family properties	3,939		532		450		4,921
Bad debt expense	(2,111)		(193)		(179)		(2,483)
Core revenues	306,428		18,569		38,927		363,924

Property tax expense	55,768	18.2%	3,778	20.4%	6,892	17.7%	66,438	18.3%
HOA fees, net (2)	5,935	1.9%	394	2.1%	917	2.4%	7,246	2.0%
R&M and turnover costs, net (2)	22,104	7.2%	1,881	10.2%	3,271	8.3%	27,256	7.4%
Insurance	3,534	1.2%	341	1.8%	489	1.3%	4,364	1.2%
Property management expenses, net (3)	26,579	8.7%	1,605	8.6%	3,346	8.6%	31,530	8.7%
Core property operating expenses	113,920	37.2%	7,999	43.1%	14,915	38.3%	136,834	37.6%

Core Net Operating Income	$192,508	62.8%	$10,570	56.9%	$24,012	61.7%	$227,090	62.4%

(1)	Includes 36,790 properties that have been stabilized longer than 90 days prior to January 1, 2016.

(2)	Presented net of tenant charge-backs. In-house maintenance costs are included in R&M and turnover costs, net.

(3)	Presented net of tenant charge-backs and excludes noncash share-based compensation expense related to centralized and field property management employees.

(4)	Former ARPI properties includes the operating activity of properties acquired through the ARPI Merger from the acquisition date of February 29, 2016, through June 30, 2016.

The following are reconciliations of core revenues, core property operating expenses, Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures to their respective GAAP metrics for the six months ended June 30, 2017 and 2016 (amounts in thousands):

	For the Six Months Ended June 30,
	2017	2016
	(Unaudited)	(Unaudited)
Core revenues
Total revenues	$470,762	$415,273
Tenant charge-backs	(55,755)	(41,269)
Bad debt expense	(2,843)	(2,483)
Other revenues	(3,958)	(7,597)
Core revenues	$408,206	$363,924

Core property operating expenses
Property operating expenses	$169,259	$146,499
Property management expenses	34,920	34,842
Noncash share-based compensation - property management	(841)	(755)
Expenses reimbursed by tenant charge-backs	(55,755)	(41,269)
Bad debt expense	(2,843)	(2,483)
Core property operating expenses	$144,740	$136,834

Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures
Net loss attributable to common unitholders	$(2,046)	$(17,049)
Income allocated to Series C and D limited partners	—	5,563
Preferred distributions	28,869	12,981
Noncontrolling interest	39	(220)
Net income	26,862	1,275
Remeasurement of participating preferred units	7,050	450
Gain on conversion of Series E units	—	(11,463)
Loss on early extinguishment of debt	6,555	—
Gain on sale of single-family properties and other, net	(4,480)	(892)
Depreciation and amortization	146,669	149,121
Acquisition fees and costs expensed	2,508	9,142
Noncash share-based compensation - property management	841	755
Interest expense	60,281	66,458
General and administrative expense	18,221	16,501
Other expenses	2,917	3,340
Other revenues	(3,958)	(7,597)
Tenant charge-backs	55,755	41,269
Expenses reimbursed by tenant charge-backs	(55,755)	(41,269)
Bad debt expense excluded from operating expenses	2,843	2,483
Bad debt expense included in revenues	(2,843)	(2,483)
Core Net Operating Income	263,466	227,090
Less: Non-Same-Home Core Net Operating Income	57,430	34,582
Same-Home Core Net Operating Income	206,036	192,508
Less: Same-Home capital expenditures	12,160	13,345
Same-Home Core Net Operating Income After Capital Expenditures	$193,876	$179,163

Core Revenues

Same-Home Properties

Core revenues from Same-Home properties for the six months ended June 30, 2017, increased $11.2 million, or 3.6%, to $317.6 million from $306.4 million for the six months ended June 30, 2016. This rise was primarily attributable to higher average monthly rental rates, which increased to $1,522 per month as of June 30, 2017, compared to $1,476 per month as of June 30, 2016.

Non-Same Home and Other Properties

Core revenues from Non-Same-Home and Other properties were $29.3 million and $18.6 million for the six months ended June 30, 2017 and 2016, respectively. This increase was primarily attributable to growth in our average number of leased Non-Same-Home and Other properties, which rose to 2,879 leased properties for the six months ended June 30, 2017, from 1,591 leased properties for the six months ended June 30, 2016.

Core Property Operating Expenses

Core property operating expenses consist of direct property operating expenses, net of tenant charge-backs, and property management costs, net of tenant charge-backs and excluding noncash share-based compensation expense.

Same-Home Properties

Core property operating expenses from Same-Home properties for the six months ended June 30, 2017, decreased $2.3 million, or 2.1%, to $111.6 million from $113.9 million for the six months ended June 30, 2016. Same-Home core property operating expenses as a percentage of total Same-Home core revenues decreased to 35.1% for the six months ended June 30, 2017, from 37.2% for the six months ended June 30, 2016. This decrease was primarily attributable to lower property management expenses, net of tenant charge-backs and certain property tax reductions, as well as to higher core revenues from Same-Home properties.

Non-Same-Home and Other Properties

Core property operating expenses from Non-Same-Home and Other properties were $11.5 million and $8.0 million for the six months ended June 30, 2017 and 2016, respectively. This increase was primarily attributable to growth in our average number of Non-Same-Home and Other properties, which rose to 3,519 properties for the six months ended June 30, 2017, from 2,035 properties for the six months ended June 30, 2016. Non-Same-Home and Other core property operating expenses as a percentage of total Non-Same-Home and Other core revenues decreased to 39.1% for the six months ended June 30, 2017, from 43.1% for the six months ended June 30, 2016. This decrease was primarily attributable to higher core revenues from Non-Same-Home and Other properties.

General and Administrative Expense

General and administrative expense, which primarily consists of corporate payroll and personnel costs, trustees’ and officers’ insurance expense, audit and tax fees, state taxes, trustee fees and other expenses associated with our corporate and administrative functions, was $18.2 million for the six months ended June 30, 2017, compared to $16.5 million for the same period in 2016. This increase was primarily related to nonrecurring rating agency fees incurred during the first six months of 2017 associated with the Operating Partnership receiving inaugural investment grade corporate credit ratings, as well as higher legal and technology costs. Also included in general and administrative expense was $1.2 million and $1.1 million of noncash share-based compensation expense related to corporate administrative employees for the six months ended June 30, 2017 and 2016, respectively.

Interest Expense

Interest expense was $60.3 million and $66.5 million for the six months ended June 30, 2017 and 2016, respectively. This decrease was primarily due to the payoff of the ARP 2014-SFR1 asset-backed securitization in the third quarter of 2016, the payoff of the AH4R 2014-SFR1 asset-backed securitization in the second quarter of 2017 and increased capitalized interest, partially offset by higher interest expense and discount amortization on the exchangeable senior notes.

Acquisition Fees and Costs Expensed

All costs of our internal acquisition function are expensed in accordance with GAAP. For the six months ended June 30, 2017, acquisition fees and costs expensed totaled $2.5 million, including $2.1 million of costs associated with the purchases of single-family properties and $0.4 million of other acquisition fees and costs expensed. For the six months ended June 30, 2016, acquisition fees and costs expensed totaled $9.1 million, including $5.6 million of transaction costs related to the ARPI Merger and $3.5 million of other acquisition fees and costs expensed.

Depreciation and Amortization

Depreciation and amortization expense consists primarily of depreciation of buildings and improvements. Depreciation of our assets is calculated over their useful lives on a straight-line basis over 3 to 30 years. Our intangible assets are amortized on a straight-line basis over the asset’s estimated economic useful life. Depreciation and amortization expense was $146.7 million and $149.1 million for the six months ended June 30, 2017 and 2016, respectively. This decrease was attributable to lower amortization related to in-place leases, partially offset by an increase in depreciation expense related to growth in our average number of depreciable properties.

Other Revenues

Other revenues totaled $4.0 million for the six months ended June 30, 2017, which included $1.6 million of equity in earnings from unconsolidated joint ventures, $1.5 million of other income and $0.9 million of income related to residential mortgage assets. Other revenues totaled $7.6 million for the six months ended June 30, 2016, which included $6.4 million of income and gain related to residential mortgage assets and $1.2 million of other income.

Other Expenses

Other expenses totaled $2.9 million for the six months ended June 30, 2017, which included $2.5 million related to impairments on properties held for sale and $0.9 million of expenses related to residential mortgage assets, partially offset by a $0.5 million net recovery of previously accrued expenses. Other expenses totaled $3.3 million for the six months ended June 30, 2016, which included $2.6 million of expenses related to residential mortgage assets and $0.9 million related to impairments on properties held for sale, partially offset by a $0.2 million net recovery of previously accrued expenses.

Critical Accounting Policies and Estimates

Our critical accounting policies are included in Exhibit 99.2 of this Current Report on Form 8-K. There have been no significant changes to our policies during the six months ended June 30, 2017.

Income Taxes

We believe that the Operating Partnership is properly treated as a partnership for federal income tax purposes. As a partnership, the Operating Partnership is not subject to federal income tax on our income. Instead, each of our partners, including AH4R, is allocated, and may be required to pay tax with respect to, its share of the Operating Partnership’s income. As such, no provision for federal income taxes has been included for the Operating Partnership.

The Company has elected to be taxed as a REIT under Sections 856 to 860 of the Internal Revenue Code of 1986, as amended (the "Code"), which commenced with its taxable year ended December 31, 2012. The Company believes that it has operated, and continues to operate, in such a manner as to satisfy the requirements for qualification as a REIT. Accordingly, the Company will not be subject to federal income tax, provided that it qualifies as a REIT and its distributions to its shareholders equal or exceed its REIT taxable income.

However, qualification and taxation as a REIT depends upon the Company's ability to meet the various qualification tests imposed under the Code, including tests related to the percentage of income that the Company earns from specified sources and the percentage of its earnings that it distributes to its shareholders. Accordingly, no assurance can be given that the Company will continue to be organized or be able to operate in a manner so as to remain qualified as a REIT. If the Company fails to qualify as a REIT in any taxable year and does not qualify for certain statutory relief provisions, the Company's income would be subject to U.S. federal income tax and state income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates, and the Company would likely be precluded from qualifying for treatment as a REIT until the fifth calendar year following the year in which it failed to qualify. Even if the Company qualifies as a REIT, it may be subject to certain state or local income and capital taxes and U.S. federal income and excise taxes on its undistributed taxable income, if any. The Company's taxable REIT subsidiaries ("TRSs") will be subject to federal, state and local taxes on their income at regular corporate rates.

Accounting Standards Codification ("ASC") 740-10, Income Taxes, requires recognition of deferred tax assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company recognizes tax benefits of uncertain tax positions only if it is more likely than not that the tax position will be sustained, based solely on its technical merits, with the taxing authority having full authority of all relevant information. The measurement of a tax benefit for an uncertain tax position that meets the "more likely than not" threshold is based on a cumulative probability model under which the largest amount of tax benefit recognized is the amount with a greater than 50% likelihood of being realized upon ultimate settlement with the taxing authority having full knowledge of all the relevant information. As of June 30, 2017, there were no deferred tax assets and liabilities or unrecognized tax benefits recorded by the Company. The Company does not anticipate a significant change in unrecognized tax benefits within the next 12 months.

Liquidity and Capital Resources

Our liquidity and capital resources as of June 30, 2017, included cash and cash equivalents of $67.3 million. Additionally, as of June 30, 2017, we had $92.0 million of outstanding borrowings under our revolving credit facility, which provides for maximum borrowings of $800.0 million, and $200.0 million of outstanding borrowings under our term loan facility, which provides for maximum borrowings of $200.0 million. From July 1, 2017, through September 18, 2017, the Operating Partnership paid down $92.0 million on our revolving credit facility, resulting in outstanding balances as of September 18, 2017, of zero and $200.0 million under our revolving credit facility and term loan facility, respectively.

Liquidity is a measure of our ability to meet potential cash requirements, maintain our assets, fund our operations, make distributions to our unitholders and meet other general requirements of our business. Our liquidity, to a certain extent, is subject to general economic, financial, competitive and other factors beyond our control. Our liquidity requirements consist primarily of funds necessary to pay for the acquisition, renovation and maintenance of our properties, HOA fees (as applicable), real estate taxes, non-recurring capital expenditures, interest and principal payments on our indebtedness, general and administrative expenses, payment of quarterly dividends on the Company's preferred shares, and payment of distributions to our common unitholders.

We seek to satisfy our liquidity needs through cash provided by operations, long-term secured and unsecured borrowings, issuances of debt and OP units, asset-backed securitizations, property dispositions and joint venture transactions. We have financed our operations and acquisitions to date through the issuance of OP units, borrowings under our credit facilities and asset-backed securitizations. Going forward, we expect to meet our operating liquidity requirements generally through cash on hand and cash provided by operations. We believe our rental income, net of operating expenses and recurring capital expenditures, will generally provide cash flow sufficient to fund our operations and dividend distributions. However, our real estate assets are illiquid in nature. A timely liquidation of assets might not be a viable source of short-term liquidity should a cash flow shortfall arise, and we may need to source liquidity from other financing alternatives.

To qualify as a REIT, the Company is required to distribute annually to its shareholders at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and to pay tax at regular corporate rates to the extent that the Company annually distribute less than 100% of its net taxable income. The Company intends to pay quarterly dividends to its shareholders, which in the aggregate are approximately equal to or exceed the Company's net taxable income in the relevant year.

Cash Flows

The following table summarizes the Operating Partnership's cash flows for the six months ended June 30, 2017 and 2016:

	For the Six Months Ended June 30,
	2017	2016
Net cash provided by operating activities	$225,206	$161,777
Net cash used for investing activities	(222,516)	(399,868)
Net cash (used for) provided by financing activities	(57,082)	473,488
Net (decrease) increase in cash, cash equivalents and restricted cash	$(54,392)	$235,397

Our cash flows provided by operating activities depend on numerous factors, including the occupancy level of our properties, the rental rates achieved on our leases, the collection of rent from our tenants and the level of property operating expenses, property management operating expenses and general and administrative expenses.

During the six months ended June 30, 2017, net cash provided by operating activities was $225.2 million, which included cash from operations of $194.5 million and $30.7 million from other changes in operating assets and liabilities. Net cash used for investing activities was $222.5 million, which primarily consisted of cash outflows of $228.6 million related to the acquisition of properties, $18.4 million of renovation costs to prepare our properties for rental and $16.9 million related to purchases of productive assets, partially offset by cash inflows of $54.2 million of net proceeds received from the sales of single-family properties and other assets. Renovation costs typically include paint, flooring, appliances, landscaping and other improvements. Net cash used for financing activities was $57.1 million, which primarily consisted of cash outflows including $466.8 million for payments on our asset-backed securitizations, $59.6 million for distributions to common and preferred unitholders and $33.0 million of net payments on our credit facilities, partially offset by cash inflows of $355.2 million of net proceeds from the issuance of Class A common units related to the Company's Class A common share offering and the "at the market" offering program and $149.8 million of net proceeds from the issuance of perpetual preferred units. Net decrease in cash, cash equivalents and restricted cash during the six months ended June 30, 2017, was $54.4 million.

During the six months ended June 30, 2016, net cash provided by operating activities was $161.8 million, which included cash from operations of $149.9 million and $11.9 million from other changes in operating assets and liabilities. Net cash used for investing activities was $399.9 million, which primarily consisted of cash outflows of $350.0 million related to the payoff of ARPI's credit facility in connection with the ARPI Merger, $62.3 million related to the acquisition of properties, $20.1 million for the purchase of commercial real estate and $17.5 million of renovation costs to prepare our properties for rental. Net cash provided by financing activities was $473.5 million, which primarily consisted of cash inflows including $482.7 million of net proceeds from the issuance of perpetual preferred units and $142.0 million of net proceeds from borrowings under our credit facility, partially offset by cash outflows of $96.1 million for repurchases of our Class A common units. Net increase in cash, cash equivalents and restricted cash during the six months ended June 30, 2016, was $235.4 million.

Credit Facilities

During 2016, the Operating Partnership entered into a $1.0 billion credit agreement, which was subsequently amended in June 2017. The amendment expanded our borrowing capacity on the revolving credit facility to $800.0 million and reduced the term loan facility to $200.0 million. The amendment also lowered our cost of borrowing and provides a more flexible borrowing structure. The interest rate on the revolving credit facility is, at the Operating Partnership’s election, a LIBOR rate plus a margin ranging from 0.825% to 1.55% or a base rate (generally determined according to a prime rate or federal funds rate) plus a margin ranging from 0.00% to 0.55%. Borrowings under the term loan facility accrue interest, at the Operating Partnership’s election, at either a LIBOR rate plus a margin ranging from 0.90% to 1.75% or a base rate plus a margin ranging from 0.00% to 0.75%. In each case, the actual margin is determined based on the Company's credit ratings in effect from time to time. Based on current corporate ratings for LIBOR-based borrowings as of June 30, 2017, the revolving credit facility bears interest at 1-month LIBOR plus 1.20%, and the term loan facility bears interest at 1-month LIBOR plus 1.35%. The revolving credit facility matures on June 30, 2021, with two six-month extension options at the Operating Partnership's election upon payment of an extension fee, and the term loan facility matures on June 30, 2022. The credit agreement requires that we maintain certain financial covenants. As of June 30, 2017, the Operating Partnership had $92.0 million of outstanding borrowings against the revolving credit facility, $200.0 million of outstanding borrowings against the term loan facility and was in compliance with all loan covenants.

Exchangeable Senior Notes, Net

The exchangeable senior notes are senior unsecured obligations of the Operating Partnership and rank equally in right of payment with all other existing and future senior unsecured indebtedness of the Operating Partnership. The Operating Partnership’s obligations under the exchangeable senior notes are fully and unconditionally guaranteed by the Company. The exchangeable senior notes bear interest at a rate of 3.25% per annum and contain an exchange settlement feature, which provides that the exchangeable senior notes may, under certain circumstances, be exchangeable for cash, shares of the Company's common stock or a combination of cash and shares of the Company's common stock, at the option of the Operating Partnership, based on an initial exchange rate of 46.9423 shares of ARPI's common stock per $1,000 principal amount of the notes. Settlements for cash will be paid for by the Operating Partnership, while settlements for the Company's Class A common shares will be issued by AH4R with the Operating Partnership issuing an equivalent number of Class A units to AH4R. The adjusted initial exchange rate would be 53.2795 shares of the Company's common stock per $1,000 principal amount of the notes, based on the 1.135 exchange ratio of ARPI shares to the Company's shares resulting from the ARPI Merger. The current exchange rate as of June 30, 2017, was 55.0193 shares of the Company's common stock per $1,000 principal amount of the notes. The exchange rate is adjusted based on the Company's common share price and distributions to common shareholders.

As of June 30, 2017, the exchangeable senior notes, net had a balance of $109.9 million in the condensed consolidated balance sheets, which was net of an unamortized discount of $1.4 million and $3.7 million of unamortized fair value of the exchange settlement feature, which was included in general partner's common capital within the condensed consolidated balance sheets.

Early Extinguishment of Debt

During the second quarter of 2017, the Operating Partnership paid off the outstanding principal on the AH4R 2014-SFR1 asset-backed securitization of approximately $455.4 million using proceeds from Class A common units issued in the first quarter of 2017 and available cash, which resulted in $6.6 million of charges primarily related to the write-off of unamortized deferred financing costs that were included in loss on early extinguishment of debt within the condensed consolidated statements of operations. The payoff of the AH4R 2014-SFR1 asset-backed securitization also resulted in the release of the 3,799 homes pledged as collateral and $9.4 million of restricted cash for lender requirements.

Class A Common Unit Issuance

In March 2017, the Company issued 14,842,982 Class A common shares of beneficial interest, $0.01 par value per share, in an underwritten public offering and concurrent private placement, raising gross proceeds to the Company of $336.5 million after underwriter's discount and before offering costs of approximately $0.4 million. The Operating Partnership issued an equivalent number of corresponding Class A units to AH4R in exchange for the net proceeds from the issuance.

"At the Market" Common Share Offering Program

During the six months ended June 30, 2017, the Company issued and sold 0.9 million Class A common shares for gross proceeds of $19.4 million, or $22.75 per share, and net proceeds of $19.1 million, after commissions and other expenses of approximately $0.3 million. The Operating Partnership issued an equivalent number of corresponding Class A units to AH4R in exchange for the net proceeds from the share issuances. As of June 30, 2017, $276.6 million remained available for future share issuances under the program. In August 2017, the program was replaced with a new "at the market" common share offering program with a $500.0 million capacity.

Perpetual Preferred Unit Issuances

During the quarter ended June 30, 2017, the Company issued 6,200,000 5.875% Series F cumulative redeemable perpetual preferred shares in an underwritten public offering, raising gross proceeds of $155.0 million before offering costs of approximately $5.2 million, with a liquidation preference of $25.00 per share. The Operating Partnership issued an equivalent number of the same class of perpetual preferred units to AH4R in exchange for the net proceeds from the share issuance.

In July 2017, the Operating Partnership issued 4,600,000 5.875% Series G cumulative redeemable perpetual preferred shares in an underwritten public offering, raising gross proceeds of $115.0 million before offering costs of approximately $4.1 million, with a liquidation preference of $25.00 per share. The Operating Partnership issued an equivalent number of the same class of perpetual preferred units to AH4R in exchange for the net proceeds from the share issuance.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities that would be considered off-balance sheet arrangements.

Additional Non-GAAP Measures

EBITDA / Adjusted EBITDA

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is a non-GAAP financial measure and is used by us and others as a supplemental measure of performance. Adjusted EBITDA is a supplemental non-GAAP financial measure calculated by adjusting EBITDA for (1) acquisition fees and costs expensed incurred with recent business combinations and the acquisition of individual properties, (2) net gain or loss on sales / impairment of single-family properties and other, (3) noncash share-based compensation expense, (4) gain or loss on early extinguishment of debt, (5) gain or loss on conversion of convertible units and (6) noncash fair value adjustments associated with remeasuring our participating preferred units derivative liability to fair value. We consider Adjusted EBITDA to be a meaningful financial measure of operating performance because it excludes the impact of various income and expense items that are not indicative of operating performance.

The following is a reconciliation of net loss attributable to common unitholders, determined in accordance with GAAP, to EBITDA and Adjusted EBITDA for the six months ended June 30, 2017 and 2016 (amounts in thousands):

	For the Six Months Ended June 30,
	2017	2016
	(Unaudited)	(Unaudited)
Net loss attributable to common unitholders	$(2,046)	$(17,049)
Income allocated to Series C and D limited partners	—	5,563
Preferred distributions	28,869	12,981
Noncontrolling interest	39	(220)
Net income	26,862	1,275
Interest expense	60,281	66,458
Depreciation and amortization	146,669	149,121
EBITDA	$233,812	$216,854

Noncash share-based compensation - general and administrative	1,218	1,098
Noncash share-based compensation - property management	841	755
Acquisition fees and costs expensed	2,508	9,142
Net (gain) loss on sale / impairment of single-family properties and other	(1,993)	8
Loss on early extinguishment of debt	6,555	—
Gain on conversion of Series E units	—	(11,463)
Remeasurement of participating preferred units	7,050	450
Adjusted EBITDA	$249,991	$216,844